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                          June 23, 2023

       Greg Endo
       Chief Financial Officer
       Volcon, Inc.
       3121 Eagles Nest, Suite 120
       Round Rock, TX 78665

                                                        Re: Volcon, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed June 9, 2023
                                                            File No. 333-272564

       Dear Greg Endo:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing